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                                                                    EXHIBIT 4.07

                Registration Rights Granted to Former Holders of
                 MedLab (Pty) Limited and Niehaus & Botha Assets

9.9    Registration Rights

9.9.1 If, at any time after completion of the transactions contemplated hereby, the Purchaser shall file a registration statement with the Securities and Exchange Commission which in form is suitable for inclusion of shares owned by the Private Placement Participants, then the Purchaser shall notify each Private Placement Participant. In compliance with the requirements of the Exchange Control Authorities of South Africa, each Private Placement Participant may include up to 100% of his Consideration Shares (other than any Consideration Shares delivered to the Escrow Agent by him or on his behalf pursuant to the provisions of this Agreement) in such registration statement by completing and signing the Purchaser's notification form and returning it within 10 days of the date of the notice. The Purchaser shall use reasonable commercial efforts to file a registration statement by 16 July 1999 and afford the Private Placement Participants the opportunity to have Consideration Shares included thereon. In compliance with the requirements of the Exchange Control Authorities of South Africa, the Purchaser shall in any event procure that a registration statement is filed within 6 months from the Completion Date and shall use all reasonable commercial efforts to have any such registration statement declared effective by the Securities and Exchange Commission. All expenses in connection with any registration pursuant to this clause shall be borne by the Purchaser, except that all selling discounts and commissions, if any, and stock transfer taxes, if any, and all fees and disbursements of counsel, if any, for the Private Placement Participants shall be borne by the Private Placement Participants. The Purchaser may delay or suspend any such registration statement by notice to the Private Placement Participant of the existence of any state of fact or the happenings of any events (including without limitation pending negotiations relating to, or the consummation of, a transaction), or the occurrence of any event which in the opinion of the Purchaser may require additional disclosure of material, non-public information by the Purchaser in the registration statement as to which the Purchaser believes it has a bona fide business purpose for preserving confidentiality or which renders the Purchaser practically unable to comply with the published Rules and Regulations of the Securities and Exchange Commission as in effect at any relevant time; provided, however, that the Purchaser shall not issue such a suspension notice for any period during which the Purchaser's executive officers are not similarly restrained from disposing of shares in the Purchaser's common stock. Upon receipt of any suspension notice, the Private Placement Participants shall discontinue disposing of any Consideration Shares pursuant to the registration statement until the suspension is lifted. The registration rights contained herein are not transferable.